UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NN, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NN, Inc.	www.nninc.com

6210 Ardrey Kell Road Charlotte, North Carolina 28277 phone: 980-264-4300 • fax: 980-264-4389

April 16, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of NN, Inc., which will be held on Thursday, May 27, 2021, at 11:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277.

Stockholders will be asked to vote on the matters described in the enclosed Proxy Statement. You are urged to read the Proxy Statement carefully before voting.

You may vote on the matters brought before the Annual Meeting by: (i) completing and mailing the enclosed proxy card; (ii) telephone; (iii) Internet; or (iv) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Warren A. Veltman
President and Chief Executive Officer

NN, INC.

6210 Ardrey Kell Road

Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a Delaware corporation, will be held on Thursday, May 27, 2021, at 11:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277, for the following purposes:

(1)	To elect the eight directors each named herein to serve for a term of one year;

(2)	To cast an advisory (non-binding) vote to approve the compensation of our named executive officers;

(3)	To cast an advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2021; and

(4)	To vote on any other business as properly may come before the Annual Meeting.

Our Board of Directors recommends a vote “FOR ALL” director nominees in Item 1 and “FOR” Items 2 and 3, and for any business that may properly come before the Annual Meeting, subject to the discretion of the appointed proxies. Details regarding each of the first three items are contained in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 31, 2021. If you hold shares of our common stock at the close of business on March 31, 2021, you are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Matthew S. Heiter
Secretary

Charlotte, North Carolina
April 16, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 27, 2021

Our Proxy Statement for the Annual Meeting is available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our performance during 2020, please review our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission on March 15, 2021.

2021 Annual Meeting Information

Time and Date:	11:00 a.m., Eastern Time on Thursday, May 27, 2021

Location:	Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277

Record Date:	March 31, 2021

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on. On the record date, there were 43,060,815 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How to Vote

We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. It is very important that you vote in order to play a part in our future. You can vote using one of the following methods:

•	Completing and mailing the enclosed proxy card;

•	By telephone at (800) 690-6903;

•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as instructions on how to vote.

Items of Business for Annual Meeting

Proposal	Proposal Description	Voting Recommendation
Proposal I	Election of the eight directors each named herein to serve for a term of one year	“FOR ALL”

Proposal II	Advisory (non-binding) vote to approve the compensation of our named executive officers	“FOR”

Proposal III	Advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as our registered independent public accounting firm	“FOR”

Director Nominees

The following table provides summary information about each director nominee to be voted on at the Annual Meeting:

Name	Age	Director Since	Positions with Company	Committee Memberships	Independent
Raynard D. Benvenuti	65	2020	Director	AC, CC	Yes
Robert E. Brunner	63	2012	Director	CC, GC	Yes
Christina E. Carroll	55	2019	Director	AC, GC	Yes
João Faria	56	2021	Director	AC, GC	Yes
Jeri J. Harman	63	2019	Director, Non-Executive Chairman	CC, GC	Yes
Dr. Shihab Kuran	51	2021	Director	CC, GC	Yes
Warren A. Veltman	59	2019	Director, President and Chief Executive Officer	None	No
Thomas H. Wilson, Jr.	59	2019	Director	AC, GC	Yes

AC – Audit Committee; CC – Compensation Committee; GC – Governance Committee

Corporate Governance Summary

We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability for our Board of Directors and management, and helps build public trust in us. Highlights of our corporate governance policies and practices include:

•	All independent directors, except for our Chief Executive Officer;

•	Independent presiding Chairman of the Board of Directors;

•	Standing committees consist entirely of independent directors;

•	Risk oversight by our Board of Directors and our standing committees;

•	Regular executive sessions of independent directors;

•	Executive compensation driven by pay-for-performance philosophy;

•	Majority voting for uncontested director elections;

•	Limits on directors’ service on other public company boards and audit committees;

•	Incentive compensation recoupment (clawback) policy applicable to any equity awards issued under our compensation plans;

•	Engagement of compensation consultant, Willis Towers Watson, to support our efforts of further aligning executive compensation with our stockholders’ interests; and

•	Annual election of all directors of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: EACH OF THE ANNUAL REPORT, NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS AVAILABLE AT WWW.PROXYVOTE.COM.

PROXY STATEMENT

FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

NN, INC.

6210 Ardrey Kell Road

Charlotte, North Carolina 28277

Proxies are being solicited by the Board of Directors of NN, Inc., or the Board, in connection with the 2021 Annual Meeting of Stockholders of NN, Inc., or the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed proxy card.

In connection with our solicitation of proxies, as permitted by the rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, we are making this proxy statement for the Annual Meeting, or this Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2020 available to stockholders electronically via the Internet at the following website: www.proxyvote.com. Beginning on or about April 16, 2021, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, that contains instructions on how stockholders may access and review all of the proxy materials and how to vote. Also, beginning on or about April 16, 2021, we are mailing printed copies of the proxy materials to stockholders that previously requested printed copies or who meet certain ownership thresholds. If you receive a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you receive a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

In this Proxy Statement, terms such as “NN,” the “Company,” “we,” “us” and “our” refer to NN, Inc. The mailing address of our executive office is 6210 Ardrey Kell Road, Charlotte, North Carolina 28277. Our website is www.nninc.com. Information from our website is not incorporated by reference into any portion of this Proxy Statement.

Annual Meeting Date, Time and Location

The Annual Meeting will be held on Thursday, May 27, 2021, at 11:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277.

Record Date

Stockholders of record of our common stock, par value $0.01 per share, or the common stock, as of the close of business on March 31, 2021, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 43,060,815 shares of common stock were issued and outstanding.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:

•	Completing and mailing the enclosed proxy card;

•	By telephone at (800) 690-6903;

•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

Voting for Stockholders of Record

If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

If you vote by proxy and your proxy card is incomplete, or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote “FOR ALL” director nominees in Proposal I (Election of Directors) and “FOR” Proposal II (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers), and Proposal III (Ratification of Selection of our Registered Independent Public Accounting Firm), and pursuant to the appointed proxy’s discretion for any other business properly brought before the Annual Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.

Voting for Beneficial Owners

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization maintaining your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the organization maintaining your account to vote your shares at the Annual Meeting.

If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal III (Ratification of Selection of our Registered Independent Public Accounting Firm); however, that organization will not be permitted to vote your shares on Proposal I (Election of Directors) or Proposal III (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers). As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors or the advisory vote to approve the compensation of our named executive officers.

Quorum

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of at least a majority of the outstanding shares of common stock on the Record Date. Shares represented at the Annual Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted on non-routine proposals. Our Inspector of Elections will tabulate the votes and determine whether a quorum is present. On the Record Date, there were 43,060,815 shares of common stock outstanding and entitled to vote. Thus, 21,530,408 shares of common stock must be represented by stockholders present in person or by proxy at the Annual Meeting to have a quorum.

Election Process and Majority Voting Standard

Our bylaws provide that the number of directors will be determined by the Board, which has currently set the number at nine. However, as previously announced, Steven T. Warshaw will retire from the Board and has tendered his resignation effective as of the date of the Annual Meeting. Upon his retirement, the size of the Board will be automatically reduced from nine to eight. There are no limits on the number of terms a director may serve because we believe that term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitments to Board service, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

With respect to director nominees in Proposal I (Election of Directors), you may vote “FOR ALL” to vote for all nominees, “WITHHOLD ALL” to withhold authority for all nominees, or “FOR ALL EXCEPT” to withhold authority for one or more specified nominees. Our bylaws provide for a majority voting standard in uncontested elections. This means that in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive more votes cast “FOR” the nominee than votes cast to “WITHHOLD AUTHORITY” for the nominee to be elected. If a director is not elected, he or she has agreed to submit a letter of resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and its rationale within ninety days of the certification of the election results. A director who tenders his or her resignation will not participate in the decisions of the Governance Committee or the Board that concern the resignation.

Soliciting Proxies

The entire cost of this proxy solicitation is being paid by the Company. In addition to solicitation by mail, our officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage firms, banks, dealers or other similar organizations will be requested to forward soliciting material to the beneficial owners of shares held by them of record and they will be reimbursed for any expenses that they incur.

Proxies

Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted “FOR” each of the nominees named herein for election to the Board named in this Proxy Statement, “FOR” the advisory (non-binding) resolution to approve the compensation of our named executive officers, and “FOR” ratification of the selection of Grant Thornton LLP to serve as our registered independent public accounting firm for 2021.

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity owning common stock, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own common stock with multiple parties, each party should sign the proxy card. If common stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Revoking a Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277, Attention: Secretary; or

•	You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by a brokerage firm, bank, dealer or similar organization, you should follow the instructions provided by that organization.

Other Matters

Our Board does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

Votes Required

Proposal I: Election of Directors. Directors are elected by a majority of the votes cast in person or by proxy. This means that the number of votes cast “FOR” the nominee must exceed the votes cast to “WITHHOLD AUTHORITY” for the nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. If a nominee fails to receive more “FOR” votes than votes cast to “WITHHOLD AUTHORITY,” and is an incumbent director, the nominee is required to tender his or her resignation to the Board for consideration.

Proposal II: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. A broker non-vote will have no impact on the vote for this proposal.

Proposal III: Ratification of Selection of our Registered Independent Public Accounting Firm. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. There will not be a broker non-vote with regard to this proposal.

Submission of Stockholder Proposals

Any stockholder proposal intended to be presented at next year’s annual meeting of stockholders, including stockholder nominations for directors, must be received by us at our executive offices not later than December 16, 2021 in order to be considered for inclusion in our proxy statement and form of proxy for next year’s annual meeting of stockholders. Any stockholder submitting a proposal with regard to a nominee for election to the Board must also provide the information specified in our bylaws, including the following:

•	the stockholder’s name and address and, if the stockholder holds for the benefit of another, the name and address of the beneficial owner;

•	the number of NN shares owned;

•	the number of NN derivative securities owned;

•	whether the stockholder holds any proxy or other right to vote on behalf of another;

•	any short interest in any NN security;

•	any rights to dividends on NN shares that are separated or separable from the underlying NN shares;

•	any proportionate interest in any NN securities held by a general or limited partnership or limited liability company, or similar entity where the stockholder owns some or all of such entity;

•	any performance-related fees to which the stockholder is entitled, based on the increase or decrease of the value of NN’s securities;

•	any arrangements, rights or interests in any of the foregoing held by members of the stockholder’s immediate family sharing the same household;

•

any information relating to the stockholder that would be required to be disclosed in the proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal; and

•	any other information reasonably requested by NN.

Pursuant to our bylaws, proposals of stockholders not intended for inclusion in the proxy statement for the 2022 Annual Meeting of Stockholders must be received by us in writing not less than 90 days and not more than 120 days prior to May 27, 2022 to be considered timely. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event we do not hold our 2022 Annual Meeting of Stockholders on or between April 28, 2022 and July 27, 2022. All stockholder proposals should be sent to NN, Inc., Attention: Secretary, 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.

Householding

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of the proxy materials or Notice of Internet Availability, as applicable, to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials or Notice of Internet Availability, as applicable, to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders at the same mailing address. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card.

If you would like to receive more than one set of proxy materials or Notice of Internet Availability, as applicable, we will promptly send you additional copies upon written or oral request directed to our Secretary at 6210 Ardrey Kell Road, Charlotte, North Carolina 28277 or (980) 264-4300. The same address and phone number may be used to notify us that you wish to receive a separate set of proxy materials or notice in the future, or to request delivery of a single copy of our proxy materials or notice if you are receiving multiple copies.

Results of the 2021 Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website, www.nninc.com, following the report’s filing the SEC within four business days of the Annual Meeting.

PROPOSAL I: ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation previously provided for a classified Board divided into three classes: Class I, Class II and Class III. At the 2019 annual meeting of stockholders, our stockholders approved an amendment to declassify the Board and to make our directors subject to annual election, beginning with the Class III and Class I directors elected at the 2019 and 2020 annual meetings of stockholders, respectively, and continuing thereafter, as the existing three-year terms of Class II directors expire in 2021.

As a result, all eight directors will be elected to the Board at the Annual Meeting to each serve for a term of one year or until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal. The Board has nominated for election: Raynard D. Benvenuti, Robert E. Brunner, Christina E. Carroll, João Faria, Jeri J. Harman, Dr. Shihab Kuran, Thomas H. Wilson, Jr. and Warren A. Veltman, each a current director of the Company. Additional information about each of these nominees and our other directors can be found under “Information about the Directors and Director Nominees” below. The nominees have indicated a willingness to serve as directors if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other persons who may be nominated as replacements by the Board. There are no family relationships among any director, executive officer or person nominated or chosen to be a director or executive officer known to us.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS.

Information about the Directors and the Director Nominees

The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current or proposed term expires, and their current positions with the Company. The table is followed by a more detailed biographical description for each director or nominee.

Name	Age	Director Since	Term Expires	Positions
Raynard D. Benvenuti	65	2020	2021	Director Nominee
Robert E. Brunner	63	2012	2021	Director Nominee
Christina E. Carroll	55	2019	2021	Director Nominee
João Faria (1)	56	2021	2021	Director Nominee
Jeri J. Harman (2)	63	2019	2021	Director Nominee, Non-Executive Chairman
Dr. Shihab Kuran(3)	51	2021	2021	Director Nominee
Warren A. Veltman	59	2019	2021	Director Nominee, President and Chief Executive Officer
Thomas H. Wilson, Jr.	59	2019	2021	Director Nominee

(1)	João Faria was appointed to the Board on April 13, 2021.
(2)	Jeri J. Harman was appointed as Non-Executive Chairman of the Board, effective January 4, 2021.
(3)	Dr. Shihab Kuran was appointed to the Board on March 8, 2021.

Raynard D. Benvenuti has been a member of the Board since January 2020 and serves as Chair of the Compensation Committee. Mr. Benvenuti founded Concord Investment Partners, a boutique investment and advisory firm that invests in engineering-centric industries including aerospace, automotive and industrial manufacturing/distribution companies in 1996, and continues to serve as its Managing Director. Mr. Benvenuti currently serves on the Board of Directors of Superior Industries International, Inc. (NYSE: SUP), an international manufacturer of automotive aluminum wheels. From 2007 to 2015, Mr. Benvenuti served as a Managing Partner, Managing Director, and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group, L.P. (“Greenbriar”), a private equity group focused on transportation-related enterprises. While at Greenbriar, Mr. Benvenuti served as a director on five boards, three as Chairman, including as Chairman and interim CEO of Align Aerospace, LLC, an aerospace hardware distribution company. From 2002 until its sale to GKN plc in 2006, Mr. Benvenuti served as the President and CEO of Stellex Aerostructures, Inc., a manufacturer of large structural components for commercial and military aircraft. Prior to 2002, he worked at Forstmann Little & Co., a private equity firm, and McKinsey & Company, a global management consulting firm, where he advised high technology and industrial sector clients in the areas of strategic planning and operational improvement.

Mr. Benvenuti brings to the board extensive experience as a senior executive, director and advisor to various aerospace, automotive and manufacturing companies, including in turnaround and highly leveraged situations, as well as valuable strategic, financial, operational and corporate governance expertise.

Robert E. Brunner has been a member of the Board since 2012, and served as Non-Executive Chairman of the Board from 2017-2020. Mr. Brunner was the Executive Vice President of Illinois Tool Works (“ITW”), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003. Mr. Brunner serves on the board of directors of Leggett & Platt, Incorporated, a publicly-held diversified manufacturer of engineered components and products and Lindsay Corporation, a publicly held global a global manufacturer of irrigation equipment and road safety products.

Mr. Brunner brings to the Board broad industry knowledge, executive leadership experience and extensive experience with mergers and acquisitions. Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on automotive strategy, business development, mergers and acquisitions, operations, and international issues. Additionally, his extensive public company board experience and leadership provides the Board with valuable insight regarding corporate governance matters.

Christina E. Carroll has been a member of the Board since December 2019 and serves as the Chair of the Governance Committee. Since 2012, Ms. Carroll has been a managing director at Stout Risius Ross, LLC (“Stout”) where she has been responsible for originating and executing valuations, fairness opinions and other transaction related financial advisory services across multiple industries. Ms. Carroll has been a member of the Stout board of directors since January 2019. Prior to joining Stout, Ms. Carroll was a director of financial advisory services at Houlihan Lokey, Inc. She also previously held managerial positions at Ernst & Young LLP (“Ernst & Young”), including a partner in valuation and transaction advisory services, and is a Chartered Financial Analyst.

Ms. Carroll brings to the board over 31 years of experience in finance, valuation, strategy, capital markets, restructuring, and mergers and acquisitions. This experience, and her prior service as a director of The Chefs’ Warehouse, a publicly traded company, enables her to provide important perspectives to the Board.

João Faria was appointed to the Board in April 2021. Mr. Faria currently serves as President of the Vehicle Group/eMobility at Eaton Corporation, a global power management company providing energy-efficient products and services to help customers effectively manage electric, hydraulic, and mechanical power. Previously, in his over three-decade career in engineering and manufacturing, Mr. Faria held a variety of leadership positions at Eaton, including President Corporate Latin America, Vice President Eaton Electric Latin America, Americas Regional President for Hydraulics Group, and President of Eaton Powertrain Specialty Control Operation Worldwide.

Mr. Faria brings decades of manufacturing and engineering experience to the Board, with a specific focus on the electric vehicle market. This global leadership experience enables him to bring valuable perspective to our Board.

Jeri J. Harman has been a member of the Board since February 2019. She was appointed Non-Executive Chairman of the Board, effective January 4, 2021. Ms. Harman is a Founder & Chairman of Avante Capital Partners. With over $465 million of capital under management, Avante makes unitranche and subordinated debt and minority equity investments to finance buyouts, minority recaps, acquisitions and growth. In 2018, Avante Capital Partners was named Small Business Investment Company (SBIC) of the Year by the U. S. Small Business Administration (SBA). The firm was also named Women-Owned Firm of the Year 2018 by Private Equity Women Investor Network (PEWIN). Prior to founding Avante, Ms. Harman started-up and led the Los Angeles offices for two multi-billion publicly traded private equity and mezzanine investment funds – American Capital and more recently Allied Capital, where she was also a member of Allied’s Investment Committee.

Ms. Harman has over 31 years of financing experience, involving well over $1 billion in aggregate investments. She has extensive experience in value creation, capital allocation, mergers and acquisitions and financial strategy matters. These skills, along with her broad background in management and organizational development, strategic planning, risk management and balance sheet management, and her service on the boards of a number of private companies, enables her to bring valuable insights to our Board.

Dr. Shihab Kuran is the co-founder, president and chief executive officer of Power Edison LLC, a company focused on providing innovative mobile energy storage solutions. Dr. Kuran served as the President of Strategic Development at NRG Energy, Inc. (NYSE: NRG), a leading integrated energy company, prior to co-founding Power Edison in 2016. Before joining NRG, Dr. Kuran served as the President of Advanced Solutions at SunEdison, Inc., a renewable energy company, from 2013 to 2014. In 2012, Dr. Kuran founded Petra Solar, Inc., a clean energy technology company, and served as president and chief executive officer and a member of the board of directors from 2006-2012. Dr. Kuran currently serves on the board of directors of EnerKnol, Inc. and New York Energy Week, as well as the advisory boards of the Charles Edison Fund and the Edison Innovation Foundation.

Dr. Kuran brings to the board extensive experience in the electrical energy industry and provides us deep and valuable insight into our electrical business, particularly regarding smart grid technological developments. Dr. Kuran’s experience as a founder, senior executive, director and advisor to various energy, manufacturing and smart grid technology companies, including both startups and established companies, will provide valuable knowledge to our Board.

Warren A. Veltman has been a member of the Board since September 2019 and was named President and Chief Executive Officer in September 2019. Previously, Mr. Veltman served as our Senior Vice President of our Mobile Solutions Group since September 2014. Prior to joining us, Mr. Veltman served as Chief Financial Officer of Autocam Corporation from 1990 and Secretary and Treasurer since 1991. Prior to Mr. Veltman’s service at Autocam, Mr. Veltman was an Audit Manager with Deloitte & Touche LLP.

Mr. Veltman’s global business and leadership experience across multiple industries enables him to provide valuable insight to the Board regarding the Company’s operations and the strategic planning and in mergers and acquisitions initiatives necessary to meet the demands of the changing environment. As the sole member of management on our Board, Mr. Veltman provides management’s business perspectives and the necessary link to the Company’s day-to-day operations.

Thomas H. Wilson, Jr. has been a member of the Board since December 2019 and serves as Chair of the Audit Committee. Mr. Wilson is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C., a specialized merger and acquisition advisory firm for mid-market technology companies. Prior to joining DecisionPoint in 2008, he served as Chairman and CEO of NuTech Solutions from 2004 to 2008, a business intelligence software company that was acquired by Neteeza. From 1997 to 2004, Mr. Wilson was President of Osprey, a consulting and systems integration firm. Prior to his work at Osprey, Mr. Wilson was employed by IBM for 14 years in a variety of management and sales positions. Mr. Wilson is a member of the board of directors of Jack Henry & Associates, LLC, a financial services technology company, and serves as the Chair of its Audit Committee and a member of the Compensation Committee.

Mr. Wilson has over 36 years of business experience and has significant buy-side and sell-side transaction experience. He has a strong background in financial controls, auditing, financial management and accounting, and mergers and acquisitions. Mr. Wilson’s years of senior-level executive management and financial experience, and current service as the chair of the audit committee of a publicly traded company, brings valuable knowledge and experience to the Company’s Audit Committee.

Compensation of Directors

In 2020, directors who are not employees of the Company were paid an annual retainer of $230,000, consisting of $80,000 of cash and $150,000 of shares of restricted stock, which vests one year from the date of grant. Our Non-Executive Chairman received an additional retainer of $75,000, the Chair of the Audit Committee received an additional retainer of $15,000, the Chair of the Compensation Committee received an additional retainer of $10,000 and the Chairman of the Governance Committee received an additional retainer of $6,000. Mr. Veltman, our President and Chief Executive Officer, is our only director who is also an employee of the Company. Mr. Veltman does not receive any compensation for his service as a director. Directors may elect to defer some or all of the compensation they receive. We reimburse all directors for out-of-pocket expenses incurred in attending Board and committee meetings. Director compensation is reviewed and approved by the Compensation Committee.

The table below provides information about the compensation our non-employee directors received during 2020.

Director Compensation Table For 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mr. Benvenuti(2)	73,443	137,700	211,143
Mr. Brunner	147,115	149,994	297,109
Ms. Carroll	82,000	149,994	231,994
Mr. Faria(3)	—	—	—
Mr. Floyd(4)	92,000	149,994	241,994
Ms. Harman	84,000	149,994	233,994
Mr. Pugh(5)	30,820	57,787	88,607
Dr. Kuran(6)	—	—	—
Mr. Warshaw(7)	96,500	149,994	246,494
Mr. Wilson	95,000	149,994	244,994

(1)

Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 16,286 shares of restricted stock awarded on January 2, 2020 to each of Messrs. Brunner, Floyd, Pugh, Warshaw, and Wilson and Mss. Harman and Carroll, and 15,956 awarded on January 31, 2020 to Mr. Benvenuti. The restricted stock awards to directors vest in their entirety on the first anniversary of the date of grant.

(2)	Mr. Benvenuti was appointed to the Board, effective as of January 31, 2020.
(3)	Mr. Faria was appointed to the Board, effective as of April 13, 2021.
(4)	Mr. Floyd retired from the Board, effective as of January 4, 2021.
(5)	Mr. Pugh retired from the Board, effective as of May 20, 2020.
(6)	Dr. Kuran was appointed to the Board, effective as of March 8, 2021.
(7)	Mr. Warshaw will retire from the Board and has tendered his resignation effective as of the date of the Annual Meeting.

Committees of the Board

Audit Committee. The Audit Committee consists of Thomas H. Wilson, Jr., who serves as the Chair of the Committee, Messrs. Benvenuti, Faria and Warshaw and Ms. Carroll. All members of the Audit Committee are independent as defined by Nasdaq rules, and Mr. Wilson has been designated as the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Among other matters described in its charter, the Audit Committee’s primary duties and responsibilities are to:

•	oversee that management has maintained the reliability and integrity of our accounting policies, financial reporting and disclosure practices;

•

oversee that management has adequate resources and has established and maintains processes to assure that an adequate system of internal control is functioning within the Company, including the formation and oversight of the internal audit function;

•	oversee that management has established and maintains processes to assure compliance with all applicable laws, regulations and corporate policies including the Code of Business Conduct and Ethics;

•	engage our registered independent public accounting firm to conduct the annual audit of the books and accounts of the Company, including the preapproval of all associated fees;

•	preapprove all permissible non-audit related services provided by the independent auditor;

•	review the independence of the independent accounting firm;

•	oversee that management has designed, implemented and maintains processes to assess and manage enterprise and event risk;

•	review the effectiveness of our accounting and financial controls with our registered independent public accounting firm;

•	review and discuss with management and the independent auditor the results of our annual audit and our quarterly financial statements;

•	review and recommend to the Board that the financial statements be included in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q;

•	review and approve earnings press releases; and

•	establish a confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.

The Audit Committee has a written charter, which can be found on our website at www.nninc.com. The Audit Committee met 11 times in 2020.

Compensation Committee. The Compensation Committee consists of Raynard D. Benvenuti, who serves as Chair of the Committee, Dr. Kuran, Messrs. Warshaw and Brunner and Ms. Harman. All members of the Compensation Committee are independent as defined by Nasdaq rules. Among other matters described in its charter, the Compensation Committee’s primary duties and responsibilities are to:

•	annually review and approve corporate goals and objectives relative to the Chief Executive Officer evaluation, compensation and performance;

•	review and approve our executive compensation policies and practices;

•	supervise the administration of our employee benefit plans, including the 2019 Omnibus Incentive Plan;

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation;

•

review and approve annually for senior executives of the Company: (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance agreements, and change in control agreements/provisions; and (e) special or supplemental benefits;

•	review annually the risks that arise from our compensation policies and determine whether such risks are reasonably likely to have a material adverse effect; and

•	review and assess our senior management succession plan on an annual basis.

The Compensation Committee has a written charter, which can be found on our website at www.nninc.com. The functions of the Compensation Committee are discussed in further detail in the section entitled “Compensation Committee Report” herein. The Compensation Committee met 11 times in 2020.

Governance Committee. The Governance Committee consists of Christina E. Carroll, who serves as Chair of the Committee, Dr. Kuran, Messrs. Brunner, Faria and Wilson and Ms. Harman. All members of the Governance Committee are independent as defined by Nasdaq rules. Among other matters as provided in its charter, the Governance Committee’s primary duties and responsibilities are to:

•	review and recommend qualified candidates for membership on the Board;

•	provide oversight of the Company’s environmental and social initiatives;

•	establish procedures for the retirement or replacement of Board members;

•	establish a process and criteria for Board membership;

•	review a candidate’s qualifications and any potential conflicts with our interests;

•	assess the contributions and qualifications of current Directors in connection with their re-nomination to the Board;

•	establish a process and criteria for Committee membership and each Committee’s chair;

•	develop and maintain our Governance Principles;

•	oversee the process of providing information to the Board; and

•	provide oversight and review the Board performance on an annual basis.

In reviewing and recommending qualified candidates for membership on the Board, the Governance Committee seeks input from the Chairman, other Board members, and professional search firms, if applicable. The Governance Committee will also consider and evaluate any qualified candidates recommended by stockholders.

In accordance with the Board’s governance principles, the Governance Committee seeks to establish a board of directors that will bring to the Company a broad and diverse range of experience, knowledge and professional judgment. The Governance Committee believes that the Board should have collective competency, knowledge and experience with respect to corporate governance, business, finance and accounting, economics, industry knowledge, manufacturing, technology, legal and government affairs, risk management, international operations and acquisitions among other things.

A candidate’s competencies, experience and knowledge should enable him or her to contribute significantly to the governance of a complex, multi-national business enterprise. The candidate should be independent in judgment and not represent the interests of particular constituencies. The Governance Committee will review a candidate’s qualifications and any potential conflicts they may have with the Company’s interests.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties. Although we do not have a formal policy regarding diversity, it is a very important factor in the Committee’s consideration of candidates. Among our seven nominees for election to the Board, two self-identify as women, and our two newest members self-identify as an individual from an underrepresented community (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Middle Eastern, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender).The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules.

The Governance Committee has a written charter, which can be found on our website at www.nninc.com. The Governance Committee met five times in 2020.

The following table shows the current membership of each standing Committee of the Board:

Name	Audit Committee	Compensation Committee	Governance Committee
Mr. Benvenuti	X	Chair
Mr. Brunner		X	X
Ms. Carroll	X		Chair
Mr. Faria	X		X
Ms. Harman		X	X
Dr. Kuran		X	X
Mr. Warshaw(1)	X	X
Mr. Wilson	Chair		X

(1)	Mr. Warshaw will retire from the Board and has tendered his resignation effective as of the date of the Annual Meeting.

Board Leadership

The Board is responsible for overseeing that our business is managed to meet our strategic goals and objectives and that the long-term interests of stockholders are served. The Board’s leadership structure includes very active and engaged independent directors. The Chairman of the Board approves the agenda for each Board meeting and presides over each executive session of independent directors held at each Board meeting. Each of the standing committees of the Board are chaired and comprised solely of independent Board members. During 2020, our independent, non-management directors regularly met without management present.

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board is led by Jeri J. Harman, the Chairman of the Board and an independent director. Ms. Harman has served as our Chairman since January 2021 and has performed the responsibilities prescribed to her by the Board and those detailed in the Principles of Corporate Governance, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.

The Board has determined that the current separation of Chairman of the Board and Chief Executive Officer is the most appropriate structure at this time as it provides an effective balance between oversight of management and day-to-day leadership. Ms. Harman, an independent director, has extensive experience in capital allocation, mergers and acquisitions and financial strategy matters. These skills, along with her broad background in management and organizational development, strategic planning and balance sheet management, and her service on the boards of a number of private companies, enables her to bring valuable insights to our board, which has been advantageous in leading the Board in the performance of its duties, while allowing our Chief Executive Officer to execute our strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chairman and Chief Executive Officer roles if the Board determines that such a leadership structure would be more beneficial.

Board Independence

Shares of our common stock are traded on the Nasdaq Global Select Market, and as such, we are subject to the corporate governance requirements set forth in the Nasdaq Marketplace Rules. Our Board undertook a review of the composition of our Board and its Committees and the independence of each director. Based upon information requested from and provided by each director and nominee to become director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our current directors or nominees to become director, other than Mr. Veltman, who is our President and Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominees is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our Board also determined that none of our former directors, had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each such director was “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules during his or her respective period of service as a director during 2020. In making each of these determinations, our Board considered the relationships that each such director and nominee has with us and all other facts and circumstances the Board deemed relevant in determining independence.

Board Oversight of Risk

The Board as a whole has responsibility for risk oversight. This oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide maximum visibility to the Board of the identification and assessment of critical risks and management’s risk mitigation strategies. The Chief Executive Officer, as well as various management personnel, regularly discuss material risks facing the Company with members of the Board.

The Board and its standing committees oversee risks associated with their respective principal areas of focus. The Board is responsible for strategic, financial and execution risks and exposures associated with the annual operating plan, the five-year strategic plan, acquisitions and divestitures, senior management succession planning and general risk oversight.

The Board has delegated certain risk management responsibility to its standing committees. The Audit Committee is responsible for risk and exposures associated with financial, accounting, legal and regulatory matters. The Audit Committee oversees that management has established a process to assure an adequate system of internal controls and maintains the reliability of our accounting policies and financial reporting and disclosures. The Governance Committee is responsible for the oversight of corporate governance, the selection of the candidates for the Board and the evaluation of Board members. The Compensation Committee is responsible for evaluating, approving and monitoring our executive compensation plans, policies and programs and to oversee other significant human resource issues. Additionally, the Compensation Committee is responsible for reviewing and overseeing the management of any risk related to our compensation plans, policies and programs. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation developments and benefits throughout the year.

Board Oversight of Environment, Social and Governance Matters

The Board recognizes that environmental, social and governance (“ESG”) matters are important to long-term shareholder value and is committed to increased focus and disclosure on these matters. We endeavor to conduct business in a manner that promotes the fair and just treatment of all people. We also acknowledge our potential impact on the environment and are committed to operating in a responsible manner to help reduce that impact. In all aspects of our operations, we seek to conduct business in a way that reflects integrity and the high standards we have set for ourselves. The Board and the Governance Committee have oversight responsibility for strategy and policies related to ESG issues. During the year, the Company began a process of reviewing its policies and practices related to ESG matters with the goal of improving its practices and disclosures in 2021. The following are a few highlights of ESG actions taken to date:

Environmental and Safety and Social Initatives - In 2020, we re-examine and revised our environmental, health and safety policy and developed a comprehensive gap analysis and action plan to be implemented in 2021. In addition, we launched an initiative to review our social policies and practices in order to enhance our oversight and transparency with respect to ESG matters.

Board Diversity - We are committed to bringing a diverse set of perspectives and experiences to the Board, and one half of our Board is diverse. We have two female directors serving on the Board, one of whom serves as Chairman of the Board and the other as Chair of the Governance Committee, and two Directors who identify as members of underrepresented minorities.

Declassified Board - In 2019, we eliminated our classified board structure, and all Directors are elected annually effective as of the Annual Meeting.

Code of Business Conduct and Ethics - The Company maintains a Code of Business Conduct and Ethics which is provided in 6 languages and applies to all of our directors and employees, including our executive officers and senior financial and accounting officers. Our entire global team receives annual training on, and certifies that they have read and understood, the Code.

Response to COVID-19 - In response to COVID-19, the Company develop a global playbook in providing guidance on social distancing, masking, self-monitoring of symptoms as well as other health and safety recommendations from the World Health Organization and U. S. Center for Disease Control and Prevention. In addition, we internally developed an incubation shield for use in intensive care units to protect medical staff when preparing patients requiring ventilators to assist with breathing, which we donated to several local hospitals within our communities.

Attendance at Board and Committee Meetings

The Board met 20 times in 2020. All then current directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. While we do not have a policy requiring attendance by directors at the Annual Meeting, all then current directors attended our annual meeting of stockholders in 2020.

Communicating with the Board

Stockholders and other interested parties may contact the Board, any of its standing committees, its independent directors, or any individual director by sending correspondence to NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277, Attention: Secretary. Any mail received by the Secretary with the exception of improper commercial solicitations will be forwarded to the members of the Board for their further action, if necessary.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to our executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our directors and employees. The Code of Business Conduct and Ethics is available in the “About NN” section of our website at www.nninc.com. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

Principles of Corporate Governance

The Board has adopted the Principles of Corporate Governance, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Principles of Corporate Governance are available in the “Investor Relations” section of our website at www.nninc.com.

Beneficial Ownership of Common Stock

Security Ownership of Management. The following table shows, as of March 31, 2021 and based on 43,060,815 shares of common stock outstanding, the beneficial ownership of common stock by each director and nominee, each named executive officer, and all directors and executive officers as a group, in each case as reported to us by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class (2)
Raynard D. Benvenuti	40,790			*
Robert E. Brunner	103,935	(3)		*
John R. Buchan	96,042	(4)		*
Christina E. Carroll	41,120			*
Thomas D. DeByle	30,069			*
João Faria	—	(5)		*
Jeri J. Harman	51,830			*
Matthew S. Heiter	69,274			*
D. Gail Nixon	75,002	(6)		*
Christopher J. Qualters	80,757	(7)		*
Dr. Shihab Kuran	17,066			*
Warren A. Veltman	115,166	(8)		*
Steven T. Warshaw	137,135	(9)		*
Thomas H. Wilson, Jr.	41,120			*
All directors and executive officers as a group (14 persons)	899,306	(10)	2.09%

*	Less than 1%
(1)	The address of each beneficial owner is c/o NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.
(2)

Computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Includes shares of common stock subject to options exercisable within 60 days of March 31, 2021 and shares of restricted stock for which the indicated persons have sole voting power, but not sole investment power.

(3)

Includes 29,532 shares of common stock held by Kiroki Investments, LLC of which revocable living trusts of Mr. Brunner and his wife are the sole members. Also includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2021.

(4)	Includes 26,132 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2021.

(5)	Mr. Faria was appointed to the Board, effective as of April 13, 2021, and received 14,949 shares of restricted stock.
(6)	Includes 36,500 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2021.
(7)

Includes 5,300 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2021. Mr. Qualters departed the Company effective as of October 6, 2020, in connection with our sale of the Life Sciences’ business.

(8)	Includes 3,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2021.
(9)	Includes 22,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2021.
(10)	Includes, in the aggregate, 110,132 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2021.

Security Ownership of Certain Beneficial Owners. The following table sets forth the number of shares of our common stock beneficially owned by the only parties known to our management to own more than 5% of our common stock, as of March 31, 2021 and based on 43,060,815 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
PRIMECAP Management Company (1)	5,454,938	12.67%
Corre Partners Management, LLC (2)	4,325,481	10.05%
Corre Opportunities Qualified Master Fund, LP (3)	3,704,746	8.60%
Paradigm Capital Management Inc. (4)	3,698,051	8.59%
Legion Partners Asset Management, LLC (5)	3,181,582	7.39%
BlackRock, Inc. (6)	2,989,988	6.94%
Dimensional Fund Advisors LP (7)	2,339,560	5.43%

(1)

Amount based on Schedule 13G/A filed on February 12, 2021 with the SEC by PRIMECAP Management Company, or PRIMECAP. The Schedule 13G/A states that PRIMECAP has sole voting power with respect to 5,156,938 shares and sole dispositive power with respect to 5,454,938 shares. The principal business address of PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, California 91105.

(2)

Amount based on Schedule 13G/A filed on February 16, 2021 with the SEC by Corre Partners Management, LLC, or Corre. The Schedule 13G/A states that Corre and certain of its affiliates have shared voting power with respect to 4,325,481 shares and shared dispositive power with respect to 4,325,481 shares. The principal business address of Corre is 12 East 49th Street, 40th Floor, New York, New York 10017.

(3)

Amount based on Schedule 13G/A filed on February 16, 2021 with the SEC by Corre. The Schedule 13G/A states that Corre Opportunities Qualified Master Fund, LP, or Corre Fund, and certain of its affiliates have shared voting power with respect to 3,704,746 shares and shared dispositive power with respect to 3,704,746 shares. The principal business address of Corre Fund is 12 East 49th Street, 40th Floor, New York, New York 10017.

(4)

Amount based on Schedule 13G filed on February 10, 2021 with the SEC by Paradigm Capital Management, Inc., or Paradigm. The Schedule 13G states that Paradigm has sole voting power with respect to 3,698,051 shares and sole dispositive power with respect to 3,698,051 shares. The principal business address of Paradigm is Nine Elk Street, Albany, New York 12207.

(5)

Amount based on Schedule 13D/A filed on October 20, 2020 with the SEC by Legion Partners Asset Management, LLC, or Legion. The Schedule 13D/A states that Legion and certain of its affiliates have shared voting power for up to 3,181,582 shares and shared dispositive power for up to 3,181,582 shares. The principal business address of Legion is 12121 Wilshire Blvd., Suite 1240, Beverly Hills, CA 900225.

(6)

Amount based on Schedule 13G/A filed on January 29, 2021 with the SEC by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 2,944,622 shares and sole dispositive power with respect to 2,989,988 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)

Amount based on Schedule 13G/A filed on February 12, 2021 with the SEC by Dimensional Fund Advisors LP, or Dimensional Fund. The Schedule 13G/A states that Dimensional Fund has sole voting power with respect to 2,241,994 shares and sole dispositive power with respect to 2,339,560 shares. The principal business address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Delinquent Section 16(a) Reports

Under Section 16(a) of the Exchange Act, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. These persons also are required by SEC regulations to furnish us with copies of all filed reports.

Based solely on its review of the copies of these reports furnished to us for the year ended December 31, 2020, we are not aware of any instance of noncompliance with Section 16(a) by our directors, executive officers or owners of more than 10% of the common stock, with the exception of (i) one Form 4 for Warren A. Veltman, our President and Chief Executive Officer, in September 2020, which was not timely filed, and (ii) one Form 4 for Thomas DeByle, our Senior Vice President and Chief Financial Officer, in October 2020, which was not timely filed.

PROPOSAL II: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the 2017 annual meeting of stockholders, our stockholders expressed their strong preference for an annual advisory (non-binding) vote to approve executive compensation. Accordingly, the Board determined that, every year until the next vote on the frequency of such advisory vote, we will hold a vote to approve the executive compensation of our named executive officers on an advisory basis. As such, the Board is asking stockholders to vote on an advisory resolution to approve our executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our goal is to structure our compensation arrangements for executive officers in a manner that will promote our profitability and enhance long-term stockholder value. In designing our compensation arrangements to achieve this goal, we are guided by the following objectives:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies;

•	tying a significant portion of an executive officer’s compensation to attainment of specific financial performance goals and the individual’s performance; and

•

directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements, including performance share units that vest in three years only if certain performance measures are attained over the period.

Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 36, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of NN, Inc. (the “Company”) approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s overall philosophy and approach to the compensation of its executive officers. Over the last two fiscal years, the Company has experienced significant transformation to its executive leadership team including changes in the chief executive and chief financial officer roles; however, the basic principles used to guide executive compensation decisions such as the overall philosophy, governance practices, and decision-making processes remained constant year over year.

Executive Summary

2020 Achievements

Active Management through the COVID-19 Pandemic

Shortly after the declaration of the COVID–19 pandemic in March 2020, many of our customers and suppliers closed a significant number of their production sites. In response, we idled manufacturing operations in certain regions around the world in light of the substantially reduced customer demand. In order to meet the severe impact on our employees and our financial performance, we took several measures to ensure the health and safety of our employees and to stabilize the financial health of the Company, including enhancing liquidity, reducing costs and conserving cash. In addition to aggressive cost flexing measures and a substantial reduction in discretionary spending, our senior management, including our NEOs, reduced their base salaries in the second and third quarters of 2020 by 20 to 25% and our directors deferred payment of the cash portion of their annual retainer during the same period. Base salaries and director cash compensation were reinstated in October 2020 after the Company’s business prospects had sufficiently improved and the Company had substantially reduced its debt.

Significant Leverage Reduction

In November 2019, we announced the commencement of a broad evaluation of operational, financial and strategic options intended to significantly reduce our leverage. This process continued into 2020 and was significantly impacted by the COVID-19 pandemic. During the second quarter of 2020 when the full effect of the pandemic impacted the US economy and capital markets were essentially shut down, our management team continued the process and maintained investor interest until business and market conditions improved. This fulsome process culminated in the sale of our Life Sciences business (the “Life Sciences business”) in October 2020 to affiliates of American Securities LLC for an aggregate purchase price of up to $825 million, which included a $755 million cash base purchase price and a potential earnout payment of up to $70 million.

The proceeds from the sale of the Life Sciences business were used to prepay $700.0 million in the aggregate on our senior secured term loan and our incremental term loan. We also paid in full the outstanding balance on our senior secured revolver, which we had drawn down in full earlier in the year in order to maintain liquidity and cash availability during the pandemic. Thus, the sale of the Life Sciences business significantly reduced our debt and de-leveraged the business during an unprecedented health and economic crisis and created the financial flexibility to pursue key growth areas in the Mobile Solutions and Power Solutions segments.

Remediation of Material Weaknesses in Internal Controls

In 2020, we set a goal for the senior management team to fully remediate all material weaknesses in internal control over financial reporting prior to the end of the year. In the face of the pandemic, cost reduction efforts and a reduction in available resources, the management team worked tirelessly to attain the goal. With the sale of the Life Sciences business and the successful efforts of the management team, all material weaknesses in internal control over financial reporting were fully remediated as of December 31, 2020.

Adoption of Comprehensive Environmental, Health and Safety Policy

We are committed to the health and well-being of our employees, customers, stockholders and the communities in which we work and live. In furtherance of that commitment, we re-examined and revised our Environmental, Health and Safety Policy across the NN organization. During the year, and in light of the significant disruption in our business and operations caused by the COVID-19 pandemic, our team conducted and prepared a comprehensive gap analysis and action plan to enhance our commitment to operate our business in a safe, profitable and environmentally friendly manner.

2020 Pay for Performance

Our executive compensation programs are based on a strong alignment between pay and performance and designed to reward both financial and operational successes as well as actions that drive stockholder value creation. We believe our executive compensation programs are acting as intended, to properly incentivize and compensate our executive officers when our financial objectives are met and to hold our executive officers accountable when they are not. In February 2020 and following the significant leadership turnover experienced in 2019, the Compensation Committee awarded one-time, retention awards across the organization, included restricted stock retention awards made to executive management tasked with revamping our corporate strategy, executing on our strategic review and substantially delevering the business and building a corporate customer-focused and entrepreneurial culture. These awards were structured to vest in one year.

Named Executive Officers

For the year ended December 31, 2020, we had the following six named executive officers (NEOs):

Name	Title
Warren A. Veltman	Director, President and Chief Executive Officer
Thomas D. DeByle	Senior Vice President and Chief Financial Officer
John R. Buchan	Executive Vice President — Mobile Solutions and Power Solutions
Matthew S. Heiter	Senior Vice President, General Counsel and Secretary
D. Gail Nixon	Senior Vice President — Chief Human Resources Officer
Christopher J. Qualters (1)	Executive Vice President — Life Sciences

(1)	Mr. Qualters departed the Company effective as of October 6, 2020, in connection with the sale of our Life Sciences’ business.

Executive Compensation Policies and Practices

Compensation Philosophy

Our executive compensation program is comprised of a mix of short-term and long-term performance based programs and emphasizes long-term equity awards, which are tied closely to stockholder returns. We believe that our executive compensation program encourages and motivates our executive officers to achieve sustainable, long-term operating financial performance and aligns with the creation of long-term stockholder value.

Our compensation philosophy is best described as pay-for-performance which rewards both financial and operational successes as well as actions that drive stockholder value creation. The following are the objectives of our compensation program:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;

•	tying a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and

•	aligning the interests of management with the interests of our stockholders through stock-based compensation arrangements.

In 2020, our NEOs received a compensation package that consisted of an annual base salary, annual incentive award opportunities and long-term equity incentive award opportunities, as well as a restricted stock retention award and cash retention bonus related to the sale of our Life Science business. The components of our compensation program align the interests of our NEOs and other participants with the interests of our stockholders. Our compensation programs are structured to motivate and reward our executives to increase stockholder value and provide balanced incentives for achieving our objectives without incentivizing executives to take excessive risks.

We believe our executive compensation program incorporates market best practices, creates long-term stockholder value and increases management accountability via:

•

Performance stock units, or PSUs, that vest based on our total shareholder return (TSR) ranking relative to the S&P SmallCap 600 Index over a three-year performance period and require a median TSR ranking for target payout;

•	PSUs that vest based on our return on invested capital (ROIC) over a three-year performance period; and

•

Performance metrics intended to hold our executive officers accountable for our financial performance. In 2020, the short-term incentive performance metrics established by the Compensation Committee related to maintaining financial security during the COVID-19 pandemic, delevering the business and generating and conserving cash.

The following highlights practices that we utilize in support of our pay-for-performance philosophy:

What We Do

•	Align executive pay with Company performance;

•	Establish performance metrics that correlate to stockholder value creation;

•	Mitigate undue risk in compensation programs;

•	Include meaningful vesting periods on equity awards;

•	Establish a performance gate that must be achieved as a condition to any payout of short-term incentive compensation;

•	Set maximum payout limits on all variable, performance-based compensation programs;

•	Utilize an independent compensation consultant;

•	Provide reasonable post-employment/change in control provisions in employment/separation agreements;

•	Maintain executive stock ownership guidelines; and

•	Maintain an incentive compensation recoupment (clawback) policy applicable to all equity awards granted under our compensation plans.

What We Don’t Do

•	Reprice underwater stock options;

•	Exchange underwater stock options for cash;

•	Grant multi-year guaranteed bonuses;

•	Provide excessive perquisites; or

•	Permit hedging, pledging or short-sale transactions by our executive officers and directors.

Compensation Committee

The Compensation Committee consists of four independent non-employee directors and is supported by our human resources department. As discussed below, the Compensation Committee may also retain one or more independent compensation consultants to assist it. The Compensation Committee handles a variety of compensation and organizational matters relating to our executives, including the following:

•	reviews, approves and administers all of our executive compensation programs;

•	establishes the performance objectives under our executive incentive compensation and long-term equity compensation programs;

•	determines the attainment of those performance objectives and the awards to be made under our compensation programs;

•	sets base salary and incentive opportunities for our CEO and other senior executives;

•	evaluates the performance of our CEO; and

•	recommends employment and severance agreements for our CEO and other senior executives to the Board.

The Compensation Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Compensation Committee has the authority to engage its own external compensation consultant as needed and has engaged Willis Towers Watson as its independent consultant since 2015. We conducted a conflict of interest assessment prior to the Compensation Committee engaging Willis Towers Watson (and on an annual basis thereafter), which verified, in the Compensation Committee’s judgment, Willis Towers Watson’s independence and that no conflicts of interest existed.

In fiscal 2020, Willis Towers Watson provided services to us in the areas of executive compensation, benefits and corporate risk and broking consulting services. During fiscal 2020, we paid Willis Towers Watson the following amounts for such services:

Executive Compensation Consulting Fees. Fees for executive compensation consulting services totaled approximately $120,000, including fees associated with services provided to management and the Compensation Committee.

Other Consulting Fees. Fees for other consulting services totaled approximately $1,100,000 related to the NN, Inc. Health and Welfare

Benefit Plan and Voluntary benefit offerings and Global Property, Casualty and Management Liability Insurance programs.

The Compensation Committee engaged Willis Towers Watson to perform a competitive review our executive pay programs in comparison to competitive market practices. Willis Towers Watson also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review and assisted with other compensation matters as requested. Representatives from Willis Towers Watson also attend Compensation Committee meetings on request.

Our Human Resources Department also provides compensation data, research and analysis that the Compensation Committee may request, and our Chief Human Resources Officer, along with our CEO and our General Counsel, regularly attend Compensation Committee meetings. However, the Compensation Committee meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Compensation Committee.

The CEO recommends to the Compensation Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility.

Peer Group Compensation Analysis

The Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Compensation Committee has worked with Willis Towers Watson to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Our peer group consists of the companies set forth below:

Enerpac Tool Group Corporation	Crane Co.	Kaman Corporation
Albany International Corp.	EnPro Industries, Inc.	Lydall, Inc.
Altra Industrial Motion Corp.	ESCO Technologies, Inc.	RBC Bearings Inc.
Barnes Group, Inc.	HEICO Corporation	SPX Corporation
CIRCOR International, Inc.	John Bean Technologies Corporation	TriMas Corporation

The Compensation Committee selected companies for inclusion in this peer group based on (i) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (ii) selected financial measures such as comparability of revenues.

What We Pay and Why: Elements of Compensation

We have three elements of total direct compensation: base salary, annual incentive compensation and long-term equity incentive compensation. In 2020, due to unique circumstances, our NEOs also received a restricted stock retention award and cash retention award related to the sale of our Life Science business.

Base Salary. We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The salary levels for our executive officers and other direct reports of the Chief Executive Officer are reviewed and determined annually by the Compensation Committee. Salaries are established and adjusted based upon three factors: individual performance, our financial performance and peer group and market data established by compensation studies.

The following table indicates the base salaries for 2019 and 2020, and the percentage increase from the prior year for our NEOs:

Name	2019 Base Salary	2020 Base Salary	Percent Increase
Mr. Veltman	$600,000	$675,000	12.5%
Mr. DeByle (1)	$515,000	$515,000	—
Mr. Buchan	$330,000	$425,000	28.8%
Mr. Heiter	$369,304	$390,000	5.6%
Ms. Nixon	$276,771	$285,000	3.0%
Mr. Qualters (2)	$314,449	$385,000	22.4%

(1)	Mr. DeByle joined the Company in September 2019.
(2)	Mr. Qualters departed the Company in October 2020 in connection with the sale of our Life Sciences business.

Executive Incentive Compensation (EIC). We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to realize difficult, yet attainable, annual goals. Each fiscal year, the Compensation Committee establishes objectives for the upcoming fiscal year which are tied to achieving our strategic plan. These objectives are within the following categories:

•	Financial Goals: Achieve our annual business plan;

•	Operational Excellence: Attain excellence in workplace safety; maintain and improve product quality; improve on-time delivery of products; and

•

Functional Excellence: Attract and develop talent; remediate previously identified material weaknesses in internal controls; reduce net debt leverage; successfully source, execute and integrate acquisitions.

In 2020, in response to the COVID–19 pandemic, the Compensation Committee established certain company financial goals, group financial goals and operational and individual performance goals, each of which were designed to maintain financial security, delever the business and generate and conserve cash. Given the extraordinary and unprecedented nature of the COVID-19 pandemic and its impact on our company and our customers, the Compensation Committee determined for the 2020 EIC Program to apply reasonable discretion in considering the achievement of the program’s financial, operational and individual goals. For all of our NEOs, attainment of their respective financial goals was weighted at 90%, and attainment of operational and corporate goals were weighted at 10%, in the aggregate.

We provide our executive officers with targeted executive incentive compensation of 45% to 100% of base salary, as shown in the table below. In 2020, the Compensation Committee established the following targeted award levels for our NEOs:

Name	Target Award Opportunity as a % of Base Salary
Mr. Veltman	100%
Mr. DeByle	70%
Mr. Buchan	50%
Mr. Heiter	50%
Ms. Nixon	45%
Mr. Qualters	50%

With respect to the approach used by the Compensation Committee to establish the threshold, target and maximum performance goals, the Compensation Committee considered multiple factors that included, but were not limited to, the impact of COVID-19, historical performance, budget performance for fiscal 2020 and targeted levels of performance improvement over multiple years. Performance metrics are established at a level that focuses on key business success factors that drive performance and challenge management to achieve higher operational performance. Target performance is considered challenging, yet attainable, when the goals are set.

The Compensation Committee established a performance gate for 2020 of Company free cash flow of $2.32 million or EBITDA of $71.5 million, either of which must be met or exceeded before any payout under this program would be made. The Company exceeded each of the performance gates in 2020. The specific Company and business group financial goals for 2020, weighting of the goals and actual achievement by the Company, the Mobile Solutions and the Power Solutions groups in relation to the performance levels previously set by the Compensation Committee is reflected in the following tables:

		Company Performance Levels
Weight by Goal	Company Goals	Threshold	Target	Maximum	2020 Results
	Payout Level	50%	100%	150%
50%	Deleveraging and Strategic Process	80%	100%	120%	92%
	EBITDA Margin	9.90%	11.4%	13.7%	11.7%
40%	Working Capital as a Percentage of Sales	27.0%	22.5%	18.0%	25.9%
	Year End Liquidity	$ 70.00	$ 84.71	$ 101.66	$ 89.68
10%	Individual Performance Goals(1)	80%	100%	120%	100%

		MS Group Performance Levels
Weight by Goal	Mobile Solutions Group Goals	Threshold	Target	Maximum	2020 Results
	Payout Level	50%	100%	150%
50%	Deleveraging and Strategic Process	80%	100%	120%	92%
	EBITDA Margin	8.76%	10.9%	13.1%	14.2%
40%	Working Capital as a Percentage of Sales	27.45%	22.9%	18.3%	25.6%
	Capital Expenditures as a Percentage of Sales	6.69%	6.08%	4.86%	4.84%
10%	Individual Performance Goals(1)	80%	100%	120%	96%

		PS Group Performance Levels
Weight by Goal	Power Solutions Group Goals	Threshold	Target	Maximum	2020 Results
	Payout Level	50%	100%	150%
50%	Deleveraging and Strategic Process	80%	100%	120%	92%
	EBITDA Margin	13.91%	17.4%	20.9%	13.1%
40%	Working Capital as a Percentage of Sales	27.9%	22.4%	17.9%	27.2%
	Capital Expenditures as a Percentage of Sales	2.34%	2.13%	1.70%	0.28%
10%	Individual Performance Goals(1)	80%	100%	120%	80%

(1)

Individual performance goals include remediation of the material weakness and risk mitigation efforts, at the corporate level, and safety, quality, delivery, customer satisfaction and other related objectives, at the group level.

The Compensation Committee selected the weighting, financial goals and payout levels in order to align the interests of the named executive officers with the interest of our stockholders. Payouts based on the actual results will be linearly interpolated between performance levels.

In March 2021, the Compensation Committee met to consider the payment of executive incentive compensation. The Compensation Committee reviewed our executive officer performances and goal attainment levels, which resulted in the following payout levels and total awards, as reflected in the table below:

Name (1)	EIC Target Bonus	Total EIC Payout Level	Total EIC Award
Mr. Veltman	100%	86.2%	$581,967
Mr. DeByle	70%	86.2%	$310,814
Mr. Buchan	50%	86.2%	$183,212
Mr. Heiter	50%	86.2%	$168,124
Ms. Nixon	45%	86.2%	$110,574

(1)	Mr. Qualters departed the Company effective as of October 6, 2020 in connection with the sale of our Life Sciences business, and thus, was not eligible to receive an EIC award.

Long-Term Incentive Compensation. We provide performance-based long-term incentive compensation to certain employees, including our NEOs, to directly tie the interests of these individuals to the interests of our stockholders. In addition, this program allows us to provide competitive pay packages to attract and retain a highly talented management team. In March 2015, our Board established stock ownership guidelines of five times annual base salary for our Chief Executive Officer, three times annual base salary for our other executive officers and three times the annual cash retainer for directors, which acts to further align the interests of our directors and executive officers with those of our stockholders.

In 2015, we significantly enhanced our executive compensation program by including in our long-term incentive compensation program performance stock units, or PSUs, that vest based on our total shareholder return, or the TSR Awards, relative to the S&P SmallCap 600 Index, and on our return on invested capital, or the ROIC Awards, over a three-year performance period (Performance Period). In addition, our NEOs receive long-term incentive compensation in the form of shares of restricted stock. Such long-term incentive compensation is based on the NEO’s target opportunity as a percentage of base salary and is equally allocated one-third each among TSR Awards, ROIC Awards and restricted stock awards. Our long-term incentive compensation is designed to directly align the interests of executives to the interests of our stockholders and to drive long-term stockholder value.

The Compensation Committee chose the S&P SmallCap 600 Index as a relative TSR comparison group because it is a broad and stable index group that is comprised of companies with similar market capitalizations as ours. TSR is calculated by taking a total of share price appreciation plus dividends over the three-year period compared to our share price at the beginning of the period. The performance metrics and corresponding payouts for TSR Awards are based on our ranking within the S&P SmallCap 600 for all performance cycles that are currently outstanding, and are as follows:

Performance	Payout
Threshold - At 35th percentile	50% of target
Target - At 50th percentile	100% of target
Maximum - At 75th percentile	150% of target

If performance is below the 35th percentile, no award will be earned or paid as it relates to that measure.

In 2020, ROIC is the quotient of (i) adjusted net operating profit after taxes, divided by (ii) total invested capital. The performance metrics and corresponding payouts for ROIC Awards granted in 2020 are based on our achieving a specified average return on invested capital during the Performance Period as follows:

Performance	Payout
Threshold – 6.7%	50% of target
Target – 7.9%	100% of target
Maximum – 8.7%	150% of target

If we do not achieve at least a 6.7% return on invested capital during the Performance Period, no award will be earned or paid.

If the PSUs do not vest at the end of the Performance Period, such PSUs will expire automatically. Upon vesting, the PSUs will be settled by the issuance of shares of common stock, subject to the executive’s continued employment through the vesting date. The actual number of shares of common stock that will be issued to each award recipient at the end of the Performance Period will be interpolated between a threshold and maximum payout amount based on actual performance results. No dividends will be paid on outstanding PSUs during the Performance Period; however, dividend equivalents will be paid based on the number of shares of common stock that are ultimately earned at the end of the Performance Period.

The Restricted Stock will vest ratably over three years in accordance with historical compensation practice, subject to continued employment. Dividends will be paid on outstanding Restricted Stock during the vesting period.

For 2020, the Compensation Committee established a long-term incentive compensation target opportunity for each executive that ranged between 65% and 255% of the respective NEO’s base salary and was intended to approximate the market values of long-term equity awards granted within our peer group. Each NEO’s long-term incentive opportunity award value in 2020 is shown in the following table:

Name	Grant Date Fair Value of TSR Awards	Grant Date Fair Value of ROIC Awards	Grant Date Fair Value of Restricted Stock	Grant Date Fair Value of Long- Term Incentive Compensation
Mr. Veltman	$583,124	$573,744	$573,744	$1,730,612
Mr. DeByle (1)	$296,600	$291,828	$91,832	$680,260
Mr. Buchan	$143,975	$141,666	$141,666	$427,307
Mr. Heiter	$132,116	$129,998	$129,998	$392,112
Ms. Nixon	$62,756	$61,747	$61,747	$186,250
Mr. Qualters	$130,429	$128,327	$128,327	$387,083

(1)	Mr. DeByle’s award of shares of restricted stock for 2020 was reduced by the inducement award made to Mr. DeByle in connection with him joining the Company in September 2019.

TSR and ROIC Metrics and Actual Performance Attainment – 2018-2020 Performance Period. In 2018, the Compensation Committee established the following TSR and ROIC performance thresholds to be measured over the 2018-2020 performance period. The 2018 ROIC awards were based on a calculation of ROIC that was changed in 2019 and is no longer utilized.

TSR Performance	Payout
Threshold - At 35th percentile	50% of target
Target - At 50th percentile	100% of target
Maximum - At 75th percentile	150% of target

ROIC Performance	Payout
Threshold – 15.5%	35% of target
Target – 18.0%	100% of target
Maximum – 20.5%	150% of target

In March 2021, we certified to the Compensation Committee that during the 2018-2020 performance period Relative TSR was -75.9% (3rd percentile) and ROIC was 12.0%, both of which were below the threshold requirements. As a result of the Relative TSR and ROIC results, no performance shares were awarded to our NEOs under the 2018 Long-Term Incentive Compensation Plan.

February 2020 Equity Retention Award. In February 2020, after serving in an interim capacity for five months, Mr. Veltman was named the Company’s President and CEO. Following the significant leadership changes of 2019, Mr. Veltman’s permanent appointment began a new chapter for the Company with a reconstituted leadership team focused on a revamped strategy centered on a customer-focused and entrepreneurial culture. In order to retain the management team and align interests with our stockholders, the Compensation Committee awarded a restricted stock retention award, which would vest one year from grant date, subject to certain restrictions, to each NEO in the following amounts:

Name	Shares of Restricted Stock
Mr. Veltman (1)	0
Mr. DeByle (2)	0
Mr. Buchan	45,021
Mr. Heiter	41,313
Ms. Nixon	13,585
Mr. Qualters	40,783

(1)	Mr. Veltman received a retention award in September 2019 in connection with him being appointed President and Chief Executive Officer of the Company.
(2)	Mr. DeByle joined the Company in September 2019 and received an inducement award in connection therewith.

Life Sciences Sale Cash Retention Awards. In order to recognize the extraordinary performance and contribution by the senior management team in connection with the sale of our Life Sciences business, particularly in the middle of an unprecedented pandemic, as well as to make sure that we retained these individuals through the emergence out of the COVID-19 pandemic, the Compensation Committee approved discretionary retention awards for senior management. Messrs. Veltman, DeByle, Heiter and Buchan and Ms. Nixon received retention awards in the amounts of $500,000, $400,000, $400,000, $250,000 and $165,000 respectively. The retention awards are paid in two equal lump-sum payments. The first payment occurred in October 2020 after the completion of the sale of the Life Sciences business and the second payment will occur on, or within 30 days after, June 30, 2021, subject to satisfaction of certain conditions, including continued employment.

Benefits. In addition to the three elements of total direct compensation (base salary, annual incentive compensation and long-term equity incentive compensation), we provide certain other benefits to our NEOs, including Company-matched contributions under a 401(k) savings plan, premium payments relating to supplemental disability insurance, health savings accounts, group term life insurance, employee travel allowance, relocation costs and moving expenses. We do not provide our NEO’s with excessive perquisites, such as use of a company airplane, club memberships, and tax and financial planning.

Say on Pay Analysis

At our 2020 Annual Meeting, we held an annual advisory vote on executive compensation, and approximately 97% of our stockholders voted in favor of our named executive officer compensation for 2019. At this year’s Annual Meeting, we will again hold an annual advisory vote to approve our named executive officer compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as feedback from stockholders throughout the course of such year, when evaluating our compensation program. Furthermore, based on the results of the advisory vote held at our 2017 Annual Meeting on the frequency of advisory votes on executive compensation, we intend to continue our practice to hold an advisory vote to approve our named executive officer compensation annually.

Risk Considerations

We structure our executive compensation arrangements to encourage executives to take appropriate risks designed to enhance performance and increase stockholder value. We believe that providing a balanced mix of stock- and cash-based compensation arrangements tied to both corporate and individual performance goals provides an appropriate balance of incentives for executives and helps to avoid the taking of inappropriate or excessive risks. The Compensation Committee has assessed our compensation objectives, philosophy, policies, procedures and forms of compensation, and has concluded that our compensation program and principles do not create risks that are likely to have a material adverse effect.

With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount and but one component of a balanced, multi-component approach to compensation and rewards.

•

Our executive incentive compensation for executive officers is designed to reward achievement of performance metrics that take into account the expense of such compensation, which we believe facilitates the creation of stockholder value. Through a combination of plan design and management procedures, undue risk-taking is mitigated.

•

Awards under our long-term incentive plans are determined by the Compensation Committee and subject to vesting requirements. We have stock ownership guidelines to ensure that a meaningful portion of an executive officer’s net worth is in our common stock and therefore tied to long-term sustainable performance. We believe this negates any motivation to take inappropriate risks associated with business performance.

Compensation of our Executive Officers

We believe that our and our stockholders’ interests are best served by developing and maintaining compensation policies and practices that attract and retain qualified and dedicated executives who are essential to our long-term success; are competitive with the compensation arrangements offered by comparable companies including our competitors; tie a significant portion of an executive officer’s compensation to our and the individual’s performance; and directly align the interests of management with the interests of our stockholders through stock-based compensation arrangements.

Compensation of the Chief Executive Officer

Our decisions regarding compensation of our Chief Executive Officer, or our CEO, are guided by the same policies and considerations that govern compensation of our other executive officers. The Compensation Committee reviews and evaluates the CEO’s individual performance annually on the basis of his actual performance in comparison to written financial and strategic objectives established at the beginning of the year by the Compensation Committee. The Compensation Committee also evaluates the CEO based upon our financial performance as compared to our annual business plan and compares the CEO’s compensation to the peer companies.

Stock Ownership Policies

Stock Ownership Requirements. To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in the Company within five years of their appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his annual base salary. The requirement for the Section 16 officers is three times their annual base salary and for non-employee directors, three times their annual retainer. Under the policy, beneficial ownership includes shares owned directly by the individual; shares owned jointly with or separately by the individual’s spouse; shares held in trust for the benefit of the individual, the individual’s spouse and/or children; and restricted stock units (vested and unvested).

Pledging Policy. Our insider trading policy prohibits any director or officer (including the NEOs) from pledging any of our securities as collateral for a loan without first obtaining approval from our Chief Executive Officer and our General Counsel.

Hedging Policy. Also, our insider trading policy prohibits our directors and officers (including the NEOs) from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Incentive Compensation Recoupment (Claw-Back) Policy

To further discourage inappropriate or excessive risk-taking, the Compensation Committee has adopted a recoupment policy applicable to our executive officers. Under the policy, in the event of a material restatement of our consolidated financial statements, willful misconduct or fraud, the Compensation Committee may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, in addition to all other remedies available to us require reimbursement or payment of the portion of any annual incentive compensation, including any equity compensation, paid or awarded to the executive within the three year period prior to the date such material restatement is first publicly disclosed that would have been materially lower if determined using the restated financial results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the section in this Proxy Statement entitled “Compensation Discussion and Analysis” with management, and, based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Raynard D. Benvenuti, Chair

Robert E. Brunner

Dr. Shihab Kuran

Jeri J. Harman

Steven T. Warshaw

*The material in the foregoing Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for the year ended December 31, 2020 information concerning the compensation paid for services rendered in all capacities by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Warren A. Veltman	2020	664,904	250,000	1,730,613	—	581,967	—	48,368	3,275,852
President and Chief Executive Officer	2019	426,865	—	496,712	—	—	—	20,466	944,043
	2018	359,264	—	305,989	—	—	—	14,883	680,136

Thomas D. DeByle	2020	515,000	200,000	680,260	—	310,814	—	32,757	1,738,831
Senior Vice President and Chief Financial Officer	2019	138,654	—	200,000	—	—	—	10,345	348,999

Matthew S. Heiter	2020	387,612	200,000	782,107	—	168,124	—	8,903	1,546,746
Senior Vice President, General Counsel and Secretary	2019	366,026	—	293,051	—	—	—	12,678	671,755
	2018	348,175	—	288,144	—	—	—	20,644	657,023

Christopher J. Qualters(1)	2020	289,494	400,000	772,076	—	—	—	232,694	1,694,264
Executive Vice President – Life Sciences	2019	312,335	—	251,939	—	—	—	9,211	573,485

John R. Buchan	2020	432,308	125,000	852,305	—	183,212	—	16,239	1,609,064
Executive Vice President – Mobile Solutions and Power Solutions	2019	328,942	—	108,181	38,553	—	—	25,393	501,069

D. Gail Nixon	2020	284,051	82,500	314,492	—	110,574	—	5,301	796,918
Senior Vice President and Chief Human Resources Officer

(1)	Mr. Qualters departed the Company effective as of October 6, 2020, in connection with our sale of the Life Sciences business.
(2)

Amounts in the Stock Awards column represent the grant date fair values of shares of restricted stock, TSR Awards and ROIC Awards granted. The grant date fair values were computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was based on the closing price of our stock on the date of grant. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals. The following tables reflect the grant date fair value of the PSUs at target, as well as the maximum grant date fair value if the highest level of performance is achieved. Additional information regarding the TSR Awards and ROIC Awards is set forth under Note 18 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 15, 2021.

Grant Date Fair Value of TSR Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Veltman	583,124	874,687
Mr. DeByle	296,600	444,900
Mr. Heiter	132,116	198,174
Mr. Qualters	130,429	195,644
Mr. Buchan	143,975	215,963
Ms. Nixon	62,756	94,134

Grant Date Fair Value of ROIC Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Veltman	573,744	860,616
Mr. DeByle	291,828	437,742
Mr. Heiter	129,998	194,997
Mr. Qualters	128,327	192,491
Mr. Buchan	141,666	212,499
Ms. Nixon	61,747	92,621

(3)

Amounts represent the grant date fair value, as computed in accordance with the FASB ASC Topic 718. Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 18 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 15, 2021.

(4)	Generally, non-equity incentive plan compensation is earned in one fiscal year and paid in the first quarter of the next year.
(5)	Reflects all other compensation, as summarized in the following table, for 2020:

Name	Automobile Allowance ($)	Supplemental Disability Insurance ($)	401(k) Company Match ($)	Health Savings Account ($)	Excess Group Term Life Insurance Premiums ($)	Travel Allowance(1) ($)	Housing Reimbursement(2) ($)	Severance ($)	Other(3) ($)	Total ($)
Mr. Veltman	—	2,222	2,000	1,500	2,893	—	38,253	—	1,500	48,368
Mr. DeByle	—	3,542	2,733	—	4,321	—	22,161	—	—	32,757
Mr. Qualters	—	1,731	1,881	1,500	1,192	—	33,890	192,500	—	232,694
Mr. Buchan	4,615	2,222	2,000	1,500	2,901	3,000	—	—	—	16,239

(1)	Mr. Buchan was paid a travel award for electing to fly coach on several overseas trips rather than business class as permitted by Company policy.
(2)	Amounts in this column include reimbursement for housing and commuting expenses.
(3)	In December 2020, Mr. Veltman was paid a service award in the amount disclosed above.

The following table sets forth information with respect to plan-based awards granted during 2020 to the named executive officers.

Grants of Plan-Based Awards For 2020

			Estimated Future payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value Of Stock and Option Awards ($)(4)
Name	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Veltman
	Restricted Stock	2/18/2020							60,778			573,744
	TSR Award	2/18/2020	—	—	—	291,562	583,124	874,687	—	—	—	583,124
	ROIC Award	2/18/2020	—	—	—	286,872	573,744	860,616	—	—	—	573,744
	Non-Equity Incentive Plan Award		337,500	675,000	1,012,500	—	—	—	—	—	—	—
Mr. DeByle
	Restricted Stock	2/18/2020	—	—	—	—	—	—	9,728	—	—	91,832
	TSR Award	2/18/2020	—	—	—	148,300	296,600	444,900	—	—	—	296,600
	ROIC Award	2/18/2020	—	—	—	145,914	291,828	437,742	—	—	—	291,828
	Non-Equity Incentive Plan Award		180,250	360,500	540,750	—	—	—	—	—	—	—
Mr. Heiter
	Restricted Stock	2/18/2020	—	—	—	—	—	—	55,084	—	—	519,993
	TSR Award	2/18/2020	—	—	—	66,058	132,116	198,174	—	—	—	132,116
	ROIC Award	2/18/2020	—	—	—	64,999	129,998	194,997	—	—	—	129,998
	Non-Equity Incentive Plan Award		97,500	195,000	292,500	—	—	—	—	—	—	—
Mr. Qualters
	Restricted Stock	2/18/2020	—	—	—	—	—	—	54,377	—	—	513,319
	TSR Award	2/18/2020	—	—	—	65,215	130,429	195,644	—	—	—	130,429
	ROIC Award	2/18/2020	—	—	—	64,164	128,327	192,491	—	—	—	128,327
	Non-Equity Incentive Plan Award		96,250	192,500	288,750	—	—	—	—	—	—	—

Mr. Buchan
	Restricted Stock	2/18/2020	—	—	—	—	—	—	60,028	—	—	566,664
	TSR Award	2/18/2020	—	—	—	71,988	143,975	215,963	—	—	—	143,975
	ROIC Award	2/18/2020	—	—	—	70,833	141,666	212,499	—	—	—	141,666
	Non-Equity Incentive Plan Award		106,250	212,500	318,750	—	—	—	—	—	—	—
Ms. Nixon
	Restricted Stock	2/18/2020	—	—	—	—	—	—	20,126	—	—	189,989
	TSR Award	2/18/2020	—	—	—	31,378	62,756	94,134	—	—	—	62,756
	ROIC Award	2/18/2020	—	—	—	30,874	61,747	92,621	—	—	—	61,747
	Non-Equity Incentive Plan Award		64,125	128,250	192,375	—	—	—	—	—	—	—

(1)

Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under our Non-Equity Incentive Compensation program at targets established for each level. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received one and one-half times their target bonus amount. See “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Non-Equity Incentive Compensation” for more information regarding our bonuses.

(2)

Amounts represent the grant date fair value, as computed in accordance with FASB ASC Topic 718. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The PSUs vest over a three-year performance period. Additional information regarding the PSUs are set forth under Note 18 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 15, 2021.

(3)

See also “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Long-Term Incentive Compensation” for additional information regarding our PSUs, including information regarding performance criteria.

(4)

Amounts represent the grant date fair value, as computed in accordance with ASC Topic 718. Other than the February 2020 Equity Retention Awards, which vested on the first anniversary of the date of grant, shares of restricted stock vest over a period of three years beginning on the first anniversary of the date of grant.

The following table sets forth information with respect to outstanding equity awards as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End 2020

		Option Awards					Stock Awards
Name	Grant/ Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Veltman	FY 2014 Option	3,000	—	—	22.15	10/20/2024	—	—	—	—
	FY 2018 RS	—	—	—	—	—	1,383	9,086	—	—
	FY 2019 RS	—	—	—	—	—	8,563	56,259	—	—
	FY 2019 TSR Award	—	—	—	—	—	10,020	65,831	—	—
	FY 2019 ROIC Award	—	—	—	—	—	12,845	84,392	—	—
	FY 2020 RS	—	—	—	—	—	60,778	399,311	—	—
	FY 2020 TSR Award	—	—	—	—	—	53,596	352,126	—	—
	FY 2020 ROIC Award	—	—	—	—	—	60,778	399,311	—	—
Mr. DeByle	FY 2020 RS	—	—	—	—	—	9,728	63,913	—	—
	FY 2020 TSR Award	—	—	—	—	—	27,261	179,105	—	—
	FY 2020 ROIC Award	—	—	—	—	—	30,914	203,105	—	—
Mr. Heiter	FY 2018 RS	—	—	—	—	—	1,302	8,554	—	—
	FY 2019 RS	—	—	—	—	—	8,458	55,569	—	—
	FY 2019 TSR Award	—	—	—	—	—	9,896	65,017	—	—
	FY 2019 ROIC Award	—	—	—	—	—	12,687	83,354	—	—
	FY 2020 RS	—	—	—	—	—	55,084	361,902	—	—
	FY 2020 TSR Award	—	—	—	—	—	12,143	79,780	—	—
	FY 2020 ROIC Award	—	—	—	—	—	13,771	90,475	—	—

Mr. Qualters	FY 2014 Option	2,300	—	—	22.15	10/6/2021	—	—	—	—
	FY 2015 Option	3,000	—	—	25.16	10/6/2021	—	—	—	—
Mr. Buchan	FY 2014 Option	2,300	—	—	22.15	10/20/2024	—	—	—	—
	FY 2015 Option	4,000	—	—	25.16	4/30/2025	—	—	—	—
	FY 2016 Option	8,400	—	—	11.31	3/16/2026	—	—	—	—
	FY 2017 Option	4,000	—	—	24.20	3/17/2027	—	—	—	—
	FY 2018 Option	2,867	1,433	—	24.55	3/14/2028	—	—	—	—
	FY 2018 RS	—	—	—	—	—	1,421	9,336	—	—
	FY 2019 Option	4,567	9,133	—	7.93	3/14/2029	—	—	—	—
	FY 2019 RS	—	—	—	—	—	9,094	59,748	—	—
	FY 2020 RS	—	—	—	—	—	60,028	394,384	—	—
	FY 2020 TSR Award	—	—	—	—	—	13,233	86,941	—	—
	FY 2020 ROIC Award	—	—	—	—	—	15,007	98,596	—	—
Ms. Nixon	FY 2011 Option	6,000	—	—	14.13	5/26/2021	—	—	—	—
	FY 2012 Option	7,300	—	—	8.86	3/21/2022	—	—	—	—
	FY 2013 Option	8,000	—	—	9.97	3/25/2023
	FY 2014 Option	2,000	—	—	19.63	3/19/2024
	FY 2017 Option	13,200	—	—	24.20	3/17/2027	—	—	—	—
	FY 2018 RS	—	—	—	—	—	720	4,730	—	—
	FY 2019 RS	—	—	—	—	—	4,894	32,154	—	—
	FY 2019 TSR Award	—	—	—	—	—	5,726	37,620	—	—
	FY 2019 ROIC Award	—	—	—	—	—	7,341	48,230	—	—
	FY 2020 RS	—	—	—	—	—	20,126	132,228	—	—
	FY 2020 TSR Award	—	—	—	—	—	5,768	37,896	—	—
	FY 2020 ROIC Award	—	—	—	—	—	6,541	42,974	—	—

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant.
(2)

Other than the February 2020 Equity Retention Awards, which vested on the first anniversary of the date of grant, shares of restricted stock vest in three equal annual installments beginning on the first anniversary of the date of grant. Performance share units granted on March 14, 2019, and February 18, 2020 will, subject to the achievement of the performance goals applicable thereto, vest on December 31, 2021, and December 31, 2022, respectively.

(3)

The market value of unvested shares of restricted stock and unvested shares issuable in respect of PSUs is based on the closing price of our common stock on the last day of fiscal year 2020, which was $6.57 and, with respect to PSUs, assumes target performance.

The following table sets forth information with respect to option exercises and stock vesting as of December 31, 2020.

Option Exercises and Stock Vested During 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Veltman	—	—	35,144	186,675
Mr. Heiter	—	—	6,815	25,891
Mr. Qualters	—	—	55,683	313,177
Mr. Buchan	—	—	7,307	27,804
Mr. DeByle	—	—	30,303	190,909
Ms. Nixon	—	—	3,767	14,434

Employment and Change of Control Agreements with Named Executive Officers

Each of our named executive officers has either a separation agreement or a written employment agreement to serve in his respective position that extends automatically for successive one-year terms unless either party gives notice of termination. We may terminate each named executive officer’s employment with or without cause, but if terminated without cause, the executive would continue to receive his annual salary, paid on a monthly basis, for either (i) eighteen months, or (ii) twelve months, subject to the increase noted below, from the date of termination, plus a lump sum payment of $12,000 as a transition assistance payment. If the named executive officer has more than 12 years of service at the date of termination, such named executive officer will receive one additional month of salary paid for each year of service up to a maximum additional six months, if employed for 18 years or more. The agreements for each of our named executive officers also include a non-competition term that ends two years after the conclusion of each executive’s employment with the Company.

The written employment or separation agreements for our named executive officers have change of control provisions. These provisions state if a named executive officer’s employment is terminated within two years following a change of control (i.e., a “double-trigger”), as defined in each named executive officer’s agreement, each named executive officer will receive: (i) a lump sum payment equal to the sum of two-times the named executive officer’s base salary (as of the date of termination) plus the named executive officer’s median bonus available at a specified percentage (target or below); (ii) a lump sum payment equal to the target annual bonus to which the named executive officer would have been entitled for the year of termination, if any, pro-rated for the portion of the year during which the named executive officer was employed with the Company; and (iii) a lump sum payment of $12,000 as a transition assistance payment.

The following table shows the compensation each named executive officer would have received under their respective agreements had a change in control and the termination of the executive’s service occurred, each as of December 31, 2020.

Name	Cash Severance ($)(1)	Stock Option Acceleration ($)(2)	Restricted Stock And Performance Share Unit Acceleration ($)(3)	Total ($)
Mr. Buchan	1,265,750	—	649,004	1,914,754
Mr. DeByle	1,763,000	—	446,123	2,209,123
Mr. Heiter	1,182,000	—	744,650	1,926,650
Ms. Nixon	838,500	—	335,832	1,174,332
Mr. Veltman	2,374,500	—	1,366,317	3,740,817

(1)

Amounts represent two-times the named executive officer’s base salary, plus the named executive officer’s median bonus available at a specified percentage (target or below), plus the named executive officer’s target bonus for year of termination, plus a transition assistance payment of $12,000.

(2)

Stock option acceleration is calculated based on the difference between: (a) the market value of the shares of common stock underlying the above named executive officer’s unvested options on December 31, 2020, and (b) the exercise price of the unvested options held by such executive officer. The market value as of December 31, 2020 is deemed to have been $6.57 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2020. Mr. Buchan held unvested options as of December 31, 2020 with exercise prices of $24.55 per share and $7.93 per share. However, no compensation is reflected in this column for Mr. Buchan’s unvested options since the exercise price of such unvested options is greater than the market value.

(3)

Restricted stock acceleration is calculated based on the market value of the above named executive officers’ unvested restricted stock and performance share units on December 31, 2020. The market value as of December 31, 2020 is deemed to have been $6.57 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2020. The applicable Performance Share Unit Agreements provide that upon a change of control and termination of the executive’s service within twenty-four months of a change control, i.e., a “double-trigger”, all PSUs will be deemed vested at target. Accordingly, the amounts in this column reflect the vesting of PSUs at target performance levels.

As previously disclosed, Mr. Qualters departed the Company effective as of October 6, 2020, in connection with our sale of the Life Sciences business.

Compensation Committee Interlocks and Insider Participation

All compensation decisions during the fiscal year ended December 31, 2020 for each of the named executive officers were made by the Compensation Committee, consisting of, from time to time, Messrs. Warshaw, Brunner, Faria, Floyd, and Benvenuti and Ms. Harman, none of whom is or was an officer or employee of the Company during the last fiscal year or prior to the last fiscal year, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, no executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or the Board.

CEO PAY RATIO

For 2020, the annualized total compensation of Mr. Veltman as CEO, was $3,275,852, and the median of the annual total compensation of all employees, other than the CEO, was $15,932, resulting in a ratio of 205.61:1, or the Pay Ratio.

In determining the median employee, we collected information regarding gross earnings for all 3,490 employees of the Company and its consolidated subsidiaries as of December 31, 2020 for the period beginning January 1, 2020 and ending December 31, 2020. As a result of the sale of the Life Sciences business, a substantial majority of our employees work outside the United States, including the median employee. Gross earnings generally included an employee’s actual income, including base wages, overtime, bonuses and other cash incentives. We converted earnings paid in local currencies to U.S. dollars by applying the exchange rate at December 31, 2020.

We did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations, in calculating the Pay Ratio.

The Pay Ratio disclosed above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio may not be comparable to the pay ratio reported by other companies.

PROPOSAL III: RATIFICATION OF SELECTION OF OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Grant Thornton LLP (“Grant Thornton”) has been selected by the Audit Committee as our registered independent public accounting firm for 2021. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders’ ratification of the selection Grant Thornton. If the stockholders should not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment. Representatives of Grant Thornton will not be present at the Annual Meeting.

Change of Independent Public Accounting Firm

As previously reported in our Current Report on Form 8-K, filed May 29, 2020 (the “Current Report”), the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm on May 29, 2020.

The reports of PwC on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2019 and 2018 and during the interim period through May 29, 2020 there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except as noted below.

For the fiscal year ended December 31, 2019, the material weaknesses in the Company’s internal control over financial reporting previously reported in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 16, 2020, related to (a) an ineffective control environment due to a lack of a sufficient complement of personnel with an appropriate level of knowledge, experience and training commensurate with our financial reporting requirements and (b) ineffective design and maintenance of monitoring controls over our Paragon Medical business, and these material weaknesses contributed to additional material weakness in that we (1) did not design and maintain effective internal controls over the accounting for transactions in the revenue and receivables business process within our Paragon Medical business to determine whether the transactions occurred and were complete and accurate, and (2) did not design and maintain effective controls over certain information technology general controls within our Paragon Medical business for information systems that are relevant to the preparation of our financial statements. Additionally, for the fiscal year ended December 31, 2019, we did not maintain effective control activities at one of our smaller foreign subsidiaries in which certain employees intentionally did not operate the controls related to inventory quantities as designed that resulted in the creation of unsupported physical inventory counts and inventory quantity adjustments.

For the fiscal year ended December 31, 2018, the material weakness in the Company’s internal control over financial reporting previously reported in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 18, 2019 related to an ineffective control environment due to a lack of a sufficient complement of personnel with an appropriate level of knowledge, experience and training commensurate with our financial reporting requirements.

We provided PwC with a copy of the disclosures we made in the Current Report prior to the time the Current Report was filed with the SEC, and we requested that PwC furnish a letter addressed to the SEC stating whether it agrees with the statements made in the Current Report. A copy of the letter provided by PwC, dated May 29, 2020, was filed as Exhibit 16.1 to the Current Report.

On May 29, 2020, the Audit Committee approved the engagement of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2020, effective immediately. During the Company’s two most recent years ended December 31, 2019 and 2018, and during the interim period through May 29, 2020, neither the Company nor anyone acting on its behalf consulted with Grant Thornton regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Paid to Registered Independent Public Accounting Firm

The following table sets forth the aggregate fees and expenses billed by Grant Thornton for fiscal years 2020.

2020
Audit Fees	$1,999,657
Audit-Related Fees	$1,013,807
Tax Fees	$36,662
All Other Fees	$152,101

Total	$3,202,227

In accordance with definitions and rules established by the SEC, “audit fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, “audit-related fees” consist of fees billed for consulting services related to accounting pronouncements and internal control assessments, “tax fees” are fees billed for tax compliance, tax advice and tax planning, and all “other fees” consist of fees billed for subscriptions to online accounting and tax information services.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by its registered independent public accounting firm prior to commencement of services. The Chair of the Audit Committee has the authority to pre-approve such services up to a specified fee amount and these pre-approved decisions are presented to the full Audit Committee at its next scheduled meeting. Since the effective date of the SEC rules regarding strengthening auditor independence, all of the audit and tax services by Grant Thornton were pre-approved in accordance with the Audit Committee’s policies and procedures.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Management has the responsibility for preparation of our financial statements and the registered independent public accounting firm has the responsibility for the audit of those statements. Each member of the Audit Committee meets the independence requirements of the Nasdaq rules.

The Audit Committee has reviewed and discussed with our management and Grant Thornton LLP, our registered independent public accounting firm, the audited financial statements of the Company for 2020; has discussed with Grant Thornton LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards; has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence; and has discussed with Grant Thornton LLP their independence from the Company, including whether Grant Thornton LLP’s provision of non-audit services to the Company was compatible with maintaining Grant Thornton LLP’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 15, 2021.

Members of the Audit Committee:

Thomas H Wilson, Jr., Chair

Steven T. Warshaw

Christina E. Carroll

Raynard D. Benvenuti

João Faria

* The material in the foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. We have adopted a written policy, however, on conflicts of interest, which appears in our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Business Conduct and Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2020 is being mailed together with this Proxy Statement or made accessible pursuant to the instructions contained in the Notice of Internet Availability. Exhibits to our Annual Report on Form 10-K may be obtained by contacting our Secretary at 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, and the Compensation Committee Report (included herein) shall not be incorporated by reference into any such filings.

By Order of the Board of Directors,

Matthew S. Heiter
Secretary

Charlotte, North Carolina
April 16, 2021

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

NN, INC.

6210 ARDREY KELL ROAD, SUITE 600

CHARLOTTE, NC 28277

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50411-P52329                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NN, INC.	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR ALL the following:				number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors

Nominees:

01)	Raynard D. Benvenuti	05) Jeri J. Harman
02)	Robert E. Brunner	06) Dr. Shihab Kuran
03)	Christina E. Carroll	07) Warren A. Veltman
04)	João Faria	08) Thomas H. Wilson, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc.	☐	☐	☐

3.	Advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as registered independent public accounting firm.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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D50412-P52329

NN, INC.

6210 Ardrey Kell Road, Suite 6006

Charlotte, NC 28277

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 11:00 AM EDT ON MAY 27, 2021, AT HILTON GARDEN INN CHARLOTTE WAVERLY, 7415 WAVERLY WALK AVENUE, CHARLOTTE, NORTH CAROLINA 28277.

The undersigned stockholder hereby appoints Warren A. Veltman and Matthew S. Heiter, each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES IN ITEM 1, “FOR” ITEMS 2 AND 3 AND “FOR” WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING ON SUCH MATTER OR MATTERS.

Continued and to be signed on reverse side